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                                                                   EXHIBIT 11.1


               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK

                                          For the Three Months Ended March 31
                                                 1998           1997
                                              ----------     ----------
Weighted Average Shares Outstanding (a)           49,985         20,111
Common Stock Equivalents:
     Stock Options                                     0              0
     Warrants                                          0              0
                                             -----------    -----------
Total Shares for Pro Forma Primary
     Earnings Per Share                           49,985         20,111
     Net loss                                 (7,032,567)    (1,024,836)
                                             -----------    -----------
Basic and Diluted Loss per Share                 (140.69)        (50.96)
                                             ===========    ===========


(a) Net loss per share is computed using the weighted average number of shares of common stock and dilutive common stock equivalent shares from convertible preferred stock (using the if converted method). As the Company has no common stock outstanding, the Preferred Stock is assumed to be converted for purposes of this calculation.